Citrin Cooperman & Company, LLP Certified Public Accountants 290 W. Mt. Pleasant Ave, Suite 3310 Livingston, NJ 07039 T 973.218.0500 F 973.218.7160 citrincooperman.com

Exhibit 99.1
March 31, 2022
Re: wShares Enhanced Gold ETF
New York, NY
Ladies and Gentlemen:
Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, we inform you that we have been furnished a copy of Form 12b-25, to be filed by wShares Enhanced Gold ETF (the Trust), on or about March 31, 2022, which contains notification of the registrant's inability to file its Form 10-K by March 31, 2022. We have read the Trust's statements contained in Part III therein and we agree with the stated reason as to why we have been unable to complete our audit and report on the Trust's financial statements for the year ended December 31, 2021 to be included in its Form 10-K.
Very truly yours,
/s/ Citrin Cooperman & Company, LLP

“Citrin Cooperman” is the brand under which Citrin Cooperman & Company, LLP, a licensed independent CPA firm, and Citrin Cooperman Advisors LLC serve clients’ business needs. The two firms operate as separate legal entities in an alternative practice structure.  Citrin Cooperman is an independent member of Moore North America, which is itself a regional member of Moore Global Network Limited (MGNL).